Exhibit 99.1

INTERNATIONAL SEAWAYS REPORTS

SECOND QUARTER 2023 RESULTS

New York, NY – August 9, 2023– International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products, today reported results for the second quarter 2023.

HIGHLIGHTS & RECENT DEVELOPMENTS

•	Net income for the second quarter was approximately $154 million, or $3.11 per diluted share, compared to net income of approximately $69 million, or $1.38 per diluted share, in the second quarter of 2022. Cumulative net income over the last twelve months is approximately $658 million.

•	Adjusted EBITDA(A) for the second quarter was approximately $205 million.

•	Total liquidity was approximately $493 million as of June 30, 2023, including cash and short-term investments(B) of $236 million and $257 million of undrawn revolver capacity.

•	Returns to Shareholders:

•	Paid a cumulative $1.62 per share in regular and supplemental dividends in June 2023.

•	Repurchased and retired 366,483 shares for approximately $14 million, representing an average price of $38.03 per share.

•	Declared a combined dividend of $1.42 per share composed of a supplemental dividend of $1.30 per share in addition to regular quarterly cash dividend of $0.12 per share to be paid in September 2023.

•	Cumulative cash returns of $316 million paid over the last twelve months following the combined dividend in September 2023 represents 48% of net income.

•	Increased authorization on the current share buyback program from $26 million to $50 million.

•	Balance Sheet Enhancements:

•	Prepaid approximately $75 million of outstanding debt during the second quarter of 2023, which includes:

•	Approximately $46 million for two vessels under sale-leaseback financing arrangements, which were incurring an interest margin of 390 bps.

•	Approximately $29 million of the principal outstanding of the $750 Million Credit Facility, which unencumbered a modern Suezmax vessel.

•	As of July 3, 2023, the Company has 30 unencumbered vessels.

•	In connection with cash flows generated during the second quarter, the Company intends to evaluate further prepayments within its debt portfolio of approximately $50 million.

•	Fleet Optimization Program:
•	Contracted for two, scrubber-fitted, dual-fuel (LNG) ready, LR1 newbuildings for approximately $115 million in aggregate for delivery in late 2025. Upon delivery, the vessels are expected to enter into our jointly-owned, Panamax International Pool, that has historically outperformed the LR1 market.

•	Increased contracted revenues to $352 million by entering into a new time charter agreement on an Aframax for three years.

•	Took delivery of the third and final dual-fuel (LNG) VLCC. These vessels are employed on long-term time charters with an oil major and financed under sale and leaseback arrangements with a fixed interest rate of approximately 425 bps.

“We generated strong earnings for the fifth consecutive quarter, built on our track record of returning substantial capital to shareholders, and took steps to further enhance our balance sheet during the second quarter,” said Lois K. Zabrocky, International Seaways’ President and CEO. “With the combined dividend of $1.62 per share and $14 million in share repurchases in the second quarter, cumulative returns to shareholders represent over $190 million in the first half of the year. We are pleased to announce another combined dividend of $1.42 per share and increase to our share buyback authorization. We plan to continue executing our balanced capital allocation strategy to maximize long-term shareholder value.”

Ms. Zabrocky added, “With our diverse fleet of crude and product tankers, expanded scale, and substantial operating leverage, we continue to take advantage of the strong market, as evidenced by healthy third quarter bookings to-date. Our optimism is fueled by attractive supply and demand fundamentals, underpinned by trends in the global energy trade, as Russian oil displacement has resulted in increases in ton-mile demand and tanker utilization. Economic activity has remained strong, and oil demand forecasts signal a pickup in the second half of the year. These factors, combined with an historically low orderbook and an ageing global fleet, drive our expectation for strong tanker earnings for the foreseeable future.”

Jeff Pribor, the Company’s CFO stated, “During the second quarter, we drew on all aspects of our balanced approach to capital allocation, which consisted of returns to shareholders, investment in the fleet, and debt repayment. We have now prepaid $172 million of debt this year, further lowering our breakeven levels to among the lowest in the industry. Looking toward the remainder of the year, we maintain considerable financial strength, evidenced by nearly $500 million in total liquidity and a net-loan-to-value ratio of 22% at quarter’s end. With a cash break even below $16,000 per day, Seaways is well-positioned to generate incremental free cash flow and continue returning significant capital to shareholders.”

SECOND QUARTER 2023 RESULTS

Net income for the second quarter of 2023 was $153.8 million, or $3.11 per diluted share, compared to net income of $69.0 million, or $1.38 per diluted share, for the second quarter of 2022. Net income for the quarter reflects the write-off of deferred finance costs aggregating $0.6 million. Net income excluding these items was $154.4 million, or $3.12 per diluted share. The increase in net income for the second quarter of 2023 was primarily driven by a $102.8 million increase in TCE revenues(C) as a result of the effects of sanctions on Russian oil that disrupted trading patterns leading to longer voyages and higher tanker utilization coupled with higher oil demand of approximately three million barrels per day.

Shipping revenues for the second quarter were $292.2 million, compared to $188.2 million for the second quarter of 2022. Consolidated TCE revenues for the second quarter were $288.3 million, compared to $185.5 million for the second quarter of 2022.

Adjusted EBITDA for the second quarter was $205.1 million, compared to $111.7 million for the second quarter of 2022.

Crude Tankers

Shipping revenues for the Crude Tankers segment were $152.2 million for the second quarter of 2023, compared to $62.1 million for the second quarter of 2022. TCE revenues were $148.9 million for the second quarter, compared to $59.5 million for the second quarter of 2022. This increase was primarily attributable to substantially higher spot rates as the average spot earnings of the VLCC, Suezmax and Aframax sectors were approximately $52,300, $61,300 and $53,500 per day, respectively, compared with approximately $16,400, $23,700 and $34,100 per day, respectively, during the second quarter of 2022.

Product Carriers

Shipping revenues for the Product Carriers segment were $140.0 million for the second quarter, compared to $126.1 million for the second quarter of 2022. TCE revenues were $139.4 million for the second quarter, compared to $126.1 million for the second quarter of 2022. This increase is attributable to an increase in LR1 spot rates with average earnings of approximately $63,600 per day, in the second quarter of 2023 compared with approximately $25,900 per day, in the second quarter of 2022. This rate increase is offset by lower revenue days in the MR sector of approximately 142 days primarily reflecting the sale of three older MRs and slightly lower average spot earnings of approximately $28,300 per day in the second quarter of 2023, compared to $30,500 per day during the second quarter of 2022.

FIRST HALF 2023 RESULTS

Net income for the first half of 2023 was $326.4 million, or $6.59 per diluted share, compared to net income of $56.0 million, or $1.12 per diluted share, for the first half of 2022.

Shipping revenues for the first half of 2023 were $579.3 million, compared to $289.7 million for the first half of 2022. Consolidated TCE revenues for the first half of 2023 were $571.7 million, compared to $283.5 million for the first half of 2022.

Adjusted EBITDA for the first half of 2023 was $414.0 million, compared to $137.7 million for the first half of 2022.

Crude Tankers

TCE revenues for the Crude Tankers segment were $278.2 million for the first half of 2023, compared to $95.9 million for the first half of 2022. Shipping revenues for the Crude Tankers segment were $284.6 million for the first half of 2023, compared to $101.7 million for the first half of 2022.

Product Carriers

TCE revenues for the Product Carriers segment were $293.5 million for the first half of 2023 compared to $187.6 million for the first half of 2022. Shipping revenues for the Product Carriers segment were $294.8 million for the first half of 2023, compared to $188.0 million for the first half of 2022.

DELEVERAGING INITIATIVES

During the second quarter of 2023, the Company prepaid approximately $75 million of debt. The Company prepaid approximately $46 million in connection with exercising purchase options on two vessels under sale-leaseback agreements with an interest margin of 390 basis points. The vessels were delivered on July 3, 2023, which created a prepaid asset of $46 million with a corresponding current liability as of the balance sheet date. The Company also prepaid approximately $29 million on the $750 Million Credit Facility and obtained the release of one 2017-built Suezmax vessel from the collateral package.

For the seven months of 2023, the Company has extinguished approximately $172 million of debt. In addition to the aforementioned prepayments, the Company amended the $750 Million Facility, which included a prepayment of $97 million on the term loan, an increase in the capacity of the revolving credit facility by $40 million and a release of 22 vessels from the collateral package. As of July 3, 2023, the Company has 30 unencumbered vessels.

FLEET OPTIMIZATION PROGRAM

The Company entered into contracts to build two, scrubber-fitted, dual-fuel (LNG) ready, LR1 vessels in Korea with K Shipbuilding Co, Ltd. The vessels are expected to be delivered in the second half of 2025 at a contracted price of approximately $115 million in aggregate. Upon delivery, these vessels are expected to deliver into our niche, Panamax International Pool, which has consistently outperformed the market.

The last of three dual-fuel VLCCs in the Company’s newbuilding program was delivered in May 2023. The first and second dual-fuel VLCC’s delivered in March and April, respectively. The vessels were ordered for an aggregate contract price of $288 million, which are financed under sale leaseback arrangements. The vessels have commenced long-term time charters with an oil major for the next seven years at a base rate of $31,000 per day plus a profit share component. For the second quarter of 2023, the time charter equivalent rate earned for these three VLCCs, including the profit share component, was approximately $43,000 per day.

In the second quarter, the Company entered into a time charter agreement for three years on a 2017-built Aframax that commenced in late July 2023. During 2023, the Company has entered into five time charter agreements: the aforementioned Aframax, two 2008-built MRs, one 2011-built MR and one 2012-built Suezmax. The charters have durations of two to three years and have increased contracted future revenues to approximately $352 million remaining in time charter agreements from July 1, 2023 through charter expiry, excluding any applicable profit share.

In December 2022, the Company exercised its purchase options on two 2009-built Aframax vessels under sale leaseback arrangement, which were accounted for as operating leases prior to declaration of the options. The aggregate purchase price, net of prepaid charter hire of both vessels was approximately $41 million, representing a discount of approximately 45% to the market value of these vessels. One vessel was delivered in March 2023 while the other was delivered in April 2023.

In the first quarter of 2023, the Company sold a 2008-built MR, which generated approximately $10 million in net proceeds after debt repayment.

RETURNING CASH TO SHAREHOLDERS

In June 2023, the Company paid a combined dividend of $1.62 per share of common stock, composed of a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.50 per share. For the six months ended June 30, 2023, the Company has paid combined dividends of approximately $3.62 per share.

The Company’s Board of Directors declared a regular quarterly dividend of $0.12 per share of common stock and a supplemental dividend of $1.30 per share of common stock on August 8, 2023. Both dividends will be paid on September 27, 2023, to shareholders with a record date at the close of business on September 13, 2023.

During the second quarter of 2023, the Company repurchased and retired 366,483 shares of its common stock in open market purchases, at an average price of $38.03 at an aggregate cost of approximately $14 million.

The Company’s Board of Directors authorized an increase of the share repurchase program to $50 million from the remaining $26 million. The Company’s current share repurchase program expires at the end of 2023.

CONFERENCE CALL

The Company will host a conference call to discuss its second quarter 2023 results at 9:00 a.m. Eastern Time (“ET”) on Wednesday, August 9, 2023. To access the call, participants should dial (833) 470-1428 for domestic callers and (929) 526-1599 for international callers and entering 221822. Please dial in ten minutes prior to the start of the call. A live webcast of the conference call will be available from the Investor Relations section of the Company’s website at https://www.intlseas.com.

An audio replay of the conference call will be available until August 16, 2023, by dialing (866) 813-9403 for domestic callers and +44 204 525 0658 for international callers, and entering Access Code 318908.

ABOUT INTERNATIONAL SEAWAYS, INC.

International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 75 vessels, including 13 VLCCs, 13 Suezmaxes, five Aframaxes/LR2s, seven LR1s and 37 MR tankers. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements

This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the U.S. Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate plans to issue dividends, the Company’s prospects, including statements regarding vessel acquisitions, expected synergies, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2022 for the Company, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.

Investor Relations & Media Contact:

Tom Trovato, International Seaways, Inc.

(212) 578-1602

ttrovato@intlseas.com

Category: Earnings

Consolidated Statements of Operations

($ in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Shipping Revenues:
Pool revenues	$247,591	$164,727	$507,169	$248,489
Time and bareboat charter revenues	26,112	8,133	39,262	14,308
Voyage charter revenues	18,500	15,337	32,902	26,882
Total Shipping Revenues	292,203	188,197	579,333	289,679

Operating Expenses:
Voyage expenses	3,868	2,658	7,678	6,165
Vessel expenses	65,151	59,563	123,920	119,880
Charter hire expenses	10,502	7,693	19,302	15,002
Depreciation and amortization	32,445	27,256	61,993	54,256
General and administrative	11,522	10,847	22,768	21,013
Third-party debt modification fees	13	900	420	1,087
Loss/(gain) on disposal of vessels and other assets, net of impairments	26	(8,102)	(10,722)	(9,478)
Total operating expenses	123,527	100,815	225,359	207,925
Income from vessel operations	168,676	87,382	353,974	81,754
Equity in results of affiliated companies	-	(5,162)	-	435
Operating income	168,676	82,220	353,974	82,189
Other income/(expense)	3,381	(574)	7,662	(800)
Income before interest expense and income taxes	172,057	81,646	361,636	81,389
Interest expense	(17,914)	(12,558)	(34,861)	(25,298)
Income before income taxes	154,143	69,088	326,775	56,091
Income tax provision	(381)	(52)	(380)	(56)
Net income	$153,762	$69,036	$326,395	$56,035

Weighted Average Number of Common Shares Outstanding:
Basic	49,029,784	49,602,181	49,083,897	49,586,847
Diluted	49,404,837	49,878,645	49,525,282	49,754,876

Per Share Amounts:
Basic net income per share	$3.13	$1.39	$6.64	$1.13
Diluted net income per share	$3.11	$1.38	$6.59	$1.12

Consolidated Balance Sheets

($ in thousands)

	June 30,	December 31,
	2023	2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$116,023	$243,744
Short-term investments	120,000	80,000
Voyage receivables	241,088	289,775
Other receivables	12,840	12,583
Inventories	629	531
Prepaid expenses and other current assets	15,079	8,995
Advance payment on debt	46,427	-
Current portion of derivative asset	7,595	6,987
Total Current Assets	559,681	642,615

Vessels and other property, less accumulated depreciation	1,977,639	1,680,010
Vessels construction in progress	-	123,940
Deferred drydock expenditures, net	69,887	65,611
Operating lease right-of-use assets	6,308	8,471
Finance lease right-of-use assets	-	44,391
Pool working capital deposits	32,521	35,593
Long-term derivative asset	4,462	4,662
Other assets	5,158	10,041
Total Assets	$2,655,656	$2,615,334

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable, accrued expenses and other current liabilities	$47,044	$51,069
Current portion of operating lease liabilities	452	1,596
Current portion of finance lease liabilities	-	41,870
Current installments of long-term debt	199,785	162,854
Total Current Liabilities	247,281	257,389
Long-term operating lease liabilities	7,539	7,740
Long-term debt	778,266	860,578
Other liabilities	2,296	1,875
Total Liabilities	1,035,382	1,127,582

Equity:
Total Equity	1,620,274	1,487,752
Total Liabilities and Equity	$2,655,656	$2,615,334

Consolidated Statements of Cash Flows

($ in thousands)

	Six Months Ended June 30,
	2023	2022
	(Unaudited)	(Unaudited)
Cash Flows from Operating Activities:
Net income	$326,395	$56,035
Items included in net income not affecting cash flows:
Depreciation and amortization	61,993	54,256
Loss on write-down of vessels and other assets	—	1,697
Amortization of debt discount and other deferred financing costs	3,128	1,955
Amortization of time charter hire contracts acquired	—	684
Deferred financing costs write-off	721	261
Stock compensation	3,873	2,728
Equity in results of affiliated companies	20	(10,017)
Other – net	(1,560)	(327)
Items included in net income related to investing and financing activities:
Gain on disposal of vessels and other assets, net	(10,722)	(11,175)
Loss on sale of investments in affiliated companies	—	9,512
Cash distributions from affiliated companies	—	2,250
Payments for drydocking	(18,992)	(25,789)
Insurance claims proceeds related to vessel operations	2,698	2,035
Changes in operating assets and liabilities	46,902	(69,260)
Net cash provided by operating activities	414,456	14,845
Cash Flows from Investing Activities:
Expenditures for vessels, vessel improvements and vessels under construction	(188,068)	(53,801)
Proceeds from disposal of vessels and other property, net	20,070	79,614
Expenditures for other property	(586)	(509)
Investments in short-term time deposits	(175,000)	—
Proceeds from maturities of short-term time deposits	135,000	—
Pool working capital deposits	—	(838)
Proceeds from sale of investments in affiliated companies	—	140,069
Net cash (used in)/provided by investing activities	(208,584)	164,535
Cash Flows from Financing Activities:
Issuance of debt, net of issuance and deferred financing costs	—	641,050
Repayments of debt	(192,856)	(717,913)
Proceeds from sale and leaseback financing, net of issuance and deferred financing costs	169,717	60,076
Payments and advance payment on sale and leaseback financing and finance lease	(112,786)	(18,816)
Payments of deferred financing costs	(1,146)	(556)
Repurchase of common stock	(13,948)	—
Cash dividends paid	(177,565)	(8,941)
Cash paid to tax authority upon vesting or exercise of stock-based compensation	(5,009)	(1,493)
Net cash used in financing activities	(333,593)	(46,593)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(127,721)	132,787
Cash, cash equivalents and restricted cash at beginning of year	243,744	98,933
Cash, cash equivalents and restricted cash at end of period	$116,023	$231,720

Spot and Fixed TCE Rates Achieved and Revenue Days

The following tables provide a breakdown of TCE rates achieved for spot and fixed charters and the related revenue days for the three months ended June 30, 2023 and the comparable period of 2022. Revenue days in the quarter ended June 30, 2023 totaled 6,742 compared with 6,688 in the prior year quarter. A summary fleet list by vessel class can be found later in this press release. The information in these tables excludes commercial pool fees/commissions averaging approximately $859 and $643 per day for the three months ended June 30, 2023 and 2022, respectively.

	Three Months Ended June 30, 2023			Three Months Ended June 30, 2022
	Spot	Fixed	Total	Spot	Fixed	Total
Crude Tankers
VLCC
Average TCE Rate	$52,307	$43,056		$16,441	$43,903
Number of Revenue Days	781	294	1,075	808	91	899
Suezmax
Average TCE Rate	$61,267	$30,990		$23,684	$26,698
Number of Revenue Days	988	181	1,169	963	91	1,054
Aframax
Average TCE Rate	$53,482	$-		$34,116	$-
Number of Revenue Days	364	-	364	326	-	326
Total Crude Tankers Revenue Days	2,133	475	2,608	2,097	182	2,279
Product Carriers
Aframax (LR2)
Average TCE Rate	$25,594	$17,829		$-	$17,143
Number of Revenue Days	41	50	91	-	91	91
Panamax (LR1)
Average TCE Rate	$63,608	$-		$25,910	$-
Number of Revenue Days	780	-	780	787	-	787
MR
Average TCE Rate	$28,331	$20,819		$30,463	$19,175
Number of Revenue Days	2,954	309	3,263	3,386	19	3,405
Handy
Average TCE Rate	$-	$-		$19,521	$-
Number of Revenue Days	-	-	-	126	-	126
Total Product Carriers Revenue Days	3,775	359	4,134	4,299	110	4,409
Total Revenue Days	5,908	834	6,742	6,396	292	6,688

During the 2023 and 2022 periods, each of the Company’s LR1s participated in the Panamax International Pool and transported crude oil cargoes exclusively.

Fleet Information

As of June 30, 2023, INSW’s fleet totaled 74 vessels, of which 59 were owned and 15 were chartered in.

			Total at June 30, 2023
Vessel Fleet and Type	Vessels Owned	Vessels Chartered-in1	Total Vessels	Total Dwt
Operating Fleet
VLCC	4	9	13	3,910,572
Suezmax	13	-	13	2,061,754
Aframax	3	1	4	452,375
Crude Tankers	20	10	30	6,424,701

LR2	-	1	1	112,691
LR1	6	-	6	447,702
MR	33	4	37	1,853,675
Product Carriers	39	5	44	2,414,068

Total Operating Fleet	59	15	74	8,838,769

(1) Includes bareboat charters, but excludes vessels chartered in where the duration of the charter was one year or less at inception.

Reconciliation to Non-GAAP Financial Information

The Company believes that, in addition to conventional measures prepared in accordance with GAAP, the following non-GAAP measures may provide certain investors with additional information that will better enable them to evaluate the Company’s performance. Accordingly, these non-GAAP measures are intended to provide supplemental information, and should not be considered in isolation or as a substitute for measures of performance prepared with GAAP.

(A) EBITDA and Adjusted EBITDA

EBITDA represents net income before interest expense, income taxes, and depreciation and amortization expense. Adjusted EBITDA consists of EBITDA adjusted for the impact of certain items that we do not consider indicative of our ongoing operating performance. EBITDA and Adjusted EBITDA do not represent, and should not be a substitute for, net income or cash flows from operations as determined in accordance with GAAP. Some of the limitations are: (i) EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs; and (iii) EBITDA and Adjusted EBITDA do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt. While EBITDA and Adjusted EBITDA are frequently used as a measure of operating results and performance, neither of them is necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. The following table reconciles net income as reflected in the condensed consolidated statements of operations, to EBITDA and Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Net income	$153,762	$69,036	$326,395	$56,035
Income tax provision	381	52	380	56
Interest expense	17,914	12,558	34,861	25,298
Depreciation and amortization	32,445	27,256	61,993	54,256
EBITDA	204,502	108,902	423,629	135,645
Amortization of time charter contracts acquired	-	344	-	684
Third-party debt modification fees	13	900	420	1,087
Loss/(gain) on disposal of vessels and other assets, net of impairments	26	(8,102)	(10,722)	(9,478)
Loss on sale of investments in affiliated companies	-	9,512	-	9,512
Write-off of deferred financing costs	555	128	721	261
Adjusted EBITDA	$205,096	$111,684	$414,048	$137,711

(B) Cash

	June 30,	December 31,
($ in thousands)	2023	2022
Cash and cash equivalents	$116,023	$243,744
Short-term investments	120,000	80,000
Total Cash	$236,023	$323,744

(C) Time Charter Equivalent (TCE) Revenues

Consistent with general practice in the shipping industry, the Company uses TCE revenues, which represents shipping revenues less voyage expenses, as a measure to compare revenue generated from a voyage charter to revenue generated from a time charter. Time charter equivalent revenues, a non-GAAP measure, provides additional meaningful information in conjunction with shipping revenues, the most directly comparable GAAP measure, because it assists Company management in making decisions regarding the deployment and use of its vessels and in evaluating their financial performance. Reconciliation of TCE revenues of the segments to shipping revenues as reported in the consolidated statements of operations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
($ in thousands)	2023	2022	2023	2022
Time charter equivalent revenues	$288,335	$185,539	$571,655	$283,514
Add: Voyage expenses	3,868	2,658	7,678	6,165
Shipping revenues	$292,203	$188,197	$579,333	$289,679